EXHIBIT 5.1

                                 BRYAN CAVE LLP
                                245 PARK AVENUE
                         NEW YORK, NEW YORK 10167-0034
                                 (212) 692-1800
                           FACSIMILE: (212) 692-1900


                                November 5, 1996


Enzo Biochem, Inc.
60 Executive Boulevard
Farmingdale, New York  11735

Dear Sirs:

         We refer to the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission relating to 347,468 shares of Common Stock, $.01 par value per share (the "Shares"), of Enzo Biochem, Inc. (the "Company").

         We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is duly incorporated and existing under the laws of the State of New York;

         2. The Shares have been duly authorized; and

         3. The Shares being sold by the selling stockholders, when sold as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the above-mentioned Registration Statement and to the reference to our name under the heading "Legal Opinions" in the Prospectus constituting a part of such Registration Statement.

                                         Very truly yours,

                                         BRYAN CAVE LLP